090201

ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

Filed in the office of	Document Number
Ross Miller Secretary of State State of Nevada	20140807045-41 Filing Date and Time 12/15/2014 8:00 AM Entity Number C3048-1974

Certificate of Amendment
(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

Sino Agro Food, Inc.

2. The articles have been amended as follows: (provide article numbers, if available)

Article IV is hereby amended and replaced with the following:

Each 9.9 shares of outstanding common stock (the "Old Common Stock") shall be split and converted into 1 share of common stock (the "New Common Stock"). This reverse stock split (the "Reverse Split") shall have a corresponding effect on the aggregate number of shares of New Common Stock (but not on any other class of capital stock) that the Corporation is authorized to issue. Accordingly, the total number of capital stock authorized for issuance subsequent to the Reverse Split is 22,727,273 shares of Common Stock with a par value of $0.001 per share and 10,000,000 shares of preferred stock with a par value of of $0.001 per share. No other class of stock shall be authorized. [Continued on page 2]

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: N/A

4. Effective date of filing: (optional) 12/16/14

(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X

Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.